July 22, 1999


Philip J. Dion
Chairman of the Board and Chief Executive Officer
Del Webb Corporation

         RE: 1999/00 EXECUTIVE MANAGEMENT INCENTIVE PLAN AWARD AGREEMENT

Dear Phil:

     Del Webb Corporation (the "Company") has adopted the Del Webb Corporation 1995 Executive Management Incentive Plan (the "Plan"). Under the Plan, the Human Resources Committee (the "Committee") of the Company"s Board of Directors is authorized to make awards of performance-based compensation to you.

     The Committee has decided to make an award to you pursuant to which you may become entitled to receive performance-based compensation. The payment of the performance-based compensation is subject to the terms and provisions of the Plan and this letter, which is the "Award Agreement".

     1. PERFORMANCE COMPENSATION: The maximum amount of your Performance Compensation will depend on the level at which the Performance Goals are satisfied. For fiscal year 2000 ("Performance Period"), this amount will not exceed the lesser of 2,000,000 or 1.75% of pre-tax, pre-incentive earnings. The Committee will evaluate performance under one or more of three specific performance elements: after tax net earnings, net margin, and return on equity relative to return of the comparator peer group. The Performance Compensation and Performance Goals under which the 1999/00 Performance Award will be made are set forth on the attached performance goals spreadsheet.

     If the Performance Goal or Goals are satisfied during the Performance Period, you will be entitled to receive the Performance Compensation provided by this paragraph, subject to the discretionary adjustment provisions of paragraph
2. If the Performance Goal evaluation is not satisfied at the minimum level, you will not be entitled to receive any performance-based compensation.

     Your Performance Compensation, if any, will be paid to you as soon as administratively feasible following the date the Committee certifies that the Performance Goals for the Performance Period have been satisfied.

     2. TARGET BONUS: Solely for purposes of limitation under SERP, your bonus target is deemed to be 120% of base salary.

Mr. Philip J. Dion
July 22, 1999
Page 2


     3. DISCRETIONARY ADJUSTMENTS: We have set the Performance Compensation that could be payable to you upon attainment of the Performance Goals at an intentionally high level. We have followed this approach because under the terms of the Plan the Committee has the discretion to reduce or eliminate (but not increase) the amount of your Performance Compensation on the basis of subjective factors the Committee determines to be appropriate. The Committee reserves this right.

     4. STATUS OF PLAN: This Award Agreement is made pursuant to the provisions of the Plan. The Plan is incorporated herein and a copy is attached as Exhibit
B. In the event of any conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan control.

     5. DEFERRAL OF PAYMENTS: You may elect to defer all or a portion of the Performance Compensation payable to you pursuant to the terms and provisions of the Del Webb Corporation Deferred Compensation Plan. Any such election must be made on or before December 15, 1999.

     6. AMENDMENTS: This Award Agreement may be amended only by a written agreement executed by the Company and you. Any changes required in order to qualify the Performance Compensation as performance-based compensation for the purposes of Section 162(m) of the Internal Revenue Code of 1986, however, may be unilaterally adopted by the Company without your consent.

     Please execute the acknowledgment in the enclosed extra copy of this letter and return it in the enclosed self-addressed, stamped envelope.

                                         DEL WEBB CORPORATION


                                         By:
                                             -----------------------------------
                                             Chairman, Human Resources Committee


                                 ACKNOWLEDGMENT

     I acknowledge receipt of a copy of the Del Webb Corporation 1995 Executive Management Incentive Plan. I also acknowledge that no amounts will be payable to me pursuant to the Plan or this Award Agreement if the Performance Goals referred to above are not attained within the Performance Period. I also acknowledge that the Committee has the right to reduce the Performance Compensation in the exercise of its discretion. I accept the terms and provisions of this Award Agreement and the Plan.

DATED: ____________________, 1999           ____________________________________
                                            Your signature